Exhibit 99.1

Professional Diversity Network, Inc. Announces Third Quarter 2017 Financial Results

CHICAGO, November 13, 2017 (GLOBE NEWSWIRE) -- Professional Diversity Network, Inc. (NASDAQ: IPDN) (“PDN” or the “Company”), a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals, today announced financial results for its fiscal third quarter ended September 30, 2017.R

During the third quarter ended September 30, 2017, we continued to experience losses as we furthered our efforts to integrate new management and China operations, reduce costs and streamline our business. Total revenues in the third quarter decreased $1,939,000, or 30.5% for the three months ended September 30, 2017, compared to the same prior year period.

Total costs and expenses were $7,133,000 for the third quarter, compared to $7,640,000 for same period in the prior year, a decrease of $507,000 or 6.6%. The decrease is mainly attributable to a $788,000 or 25.7% decrease in sales and marketing expense mostly due to reduction in sales force, a decrease of $87,000 or 11.7% in cost of revenue, and a slight decrease of $13,000 or 1.6% in depreciation and amortization. The decrease in expenses was partially offset by an increase of $226,000 or 7.5% in general and administrative expense, and $155,000 litigation settlement expenses in the third quarter of 2017, of which $146,000 was accrued for the potential back pay related to what is expected to be non-recurring legal expenses.

For the three months ended September 30, 2017, we realized a net loss of approximately $2,489,000, a $1,216,000 increase from the comparable prior year period.  This increase in net loss was primarily driven by a decrease of $1,578,000 in NAPW segment revenues from membership fees, related services and product sales period-over-period (attributable to the restricting of NAPW and positioning for its global brand emergence as IAW in 2018), partially offset by a decrease of $788,000 in overall sales and marketing expenses.

During the nine months ended September 30, 2017, we incurred a net loss of $17,666,000, compared to net loss of $3,519,000 for the nine months ended September 30, 2016, an increase of $14,147,000. The increase in net loss was primarily attributable to a decrease of $6,036,000 in NAPW segment revenues from membership fees, related services and product sales period-over-period, along with NAPW segment goodwill impairment charge of $9,920,000, and an increase of $2,395,000 in overall general and administrative expenses, partially offset by a decrease of $2,199,000 in overall sales and marketing expenses.

As of September 30, 2017, we had $2.8 million in cash.

Michael Wang, PDN Chief Executive Officer, stated, "In the third quarter of 2017, we began to sell memberships in China, launched a new Entrepreneurs Club, planned for our premiere event of 2017 in China and took meaningful actions to address the profitability of our US operations.I believe that our third quarter of 2017 was a productive period. Our expansion to China has now taken a firm footing and our initiatives have now been launched in the market. Because of this progress we are closer to achieving our goals of profitability and growth.  We believe that the work that we have done since we took control of the company in November 2016 will be demonstrated in the fourth quarter of 2017 and in 2018, beginning with our event on December 2nd, in Beijing.

In China, year to date, the Company successfully launched its Education and Training segment, and held eleven paid events to-date. Those events have provided live marketing research, and the results have helped us to plan and seek to enhance future events. The Company also launched in China its Women’s Networking segment, holding its first marketing event near the end of the second quarter. The Company continues to build the framework for its third new China business, Secondary Education Services. The model involves working on partnerships with educational institutions, the first of which we announced during the second quarter.

Specific restructuring and new business development for the quarter included:

•
Commenced selling IAW memberships in China, ranging from RMB 20,000 to RMB 200,000 (Approximately $3,000 to $30,000 annual memberships). IAW China held first IAW VIP China event at the Women’s Forum Global Meeting, in Paris France

•	Commenced offering Global Elite Entrepreneurs Club memberships in China at annual memberships costs starting at RMB 19,800 to RMB 398,000 (Approximately $2900 to $58,000)

•
Finalized plans and secured commitments to hold largest education and training event of the year on December 2nd, 2017 in Beijing China, “The International Capital Leadership Summit.”  Mr. Bruce Aust, Vice Chairman of the Nasdaq Exchange will be featured at the event where the company hopes to have as many as 5,000 participants

During 2018, the company anticipates soon investing in increasing women’s networking membership sales and expanding from NAPW (National Association of Professional Women), a national organization to IAW (International Association of Women), an international women’s networking organization. The company believes that in a global market place, the IAW organization can offer all the value of today’s NAPW and add an international platform to enhance membership value.”

Professional Diversity Network, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2017	2016
	(Unaudited)
Current Assets:
Cash and cash equivalents	$2,821,729	$6,068,973
Accounts receivable, net	1,799,013	2,170,529
Incremental direct costs	241,235	423,023
Prepaid expenses and other current assets	490,581	957,140
Total current assets	5,352,558	9,619,665

Property and equipment, net	291,774	277,534
Capitalized technology, net	141,573	173,368
Goodwill	10,280,885	20,201,190
Intangible assets, net	7,035,139	9,183,439
Merchant reserve	780,849	1,426,927
Security deposits	239,059	220,754
Other assets	-	35,000
Total assets	$24,121,837	$41,137,877

Current Liabilities:
Accounts payable	$1,232,510	$2,172,332
Accrued expenses	1,172,435	962,172
Deferred revenue	4,422,715	5,485,599
Total current liabilities	6,827,660	8,620,103

Deferred tax liability	2,492,837	3,653,274
Deferred rent	60,959	55,718
Other liabilities	78,481	33,159
Total liabilities	9,459,937	12,362,254

Commitments and contingencies

Stockholders' Equity
Common stock, $0.01 par value; 45,000,000 shares authorized; 3,936,399 shares and 3,623,899 shares issued as of September 30, 2017 and December 31, 2016, respectively; and 3,931,838 shares and 3,619,338 shares outstanding as of September 30, 2017 and December 31, 2016, respectively	39,329	36,204
Additional paid in capital	79,783,969	76,234,772
Accumulated other comprehensive loss	(1,435)	-
Accumulated deficit	(65,122,846)	(47,458,236)
Treasury stock, at cost; 1,048 shares at September 30, 2017 and December 31, 2016	(37,117)	(37,117)
Total stockholders' equity	14,661,900	28,775,623

Total liabilities and stockholders' equity	$24,121,837	$41,137,877

Professional Diversity Network, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenues:
Membership fees and related services	$2,204,909	$3,748,334	$7,465,202	$13,047,652
Lead generation	1,370,465	1,554,370	4,699,399	4,489,919
Recruitment services	694,454	954,887	1,977,101	2,295,556
Product sales and other	18,285	52,857	91,226	544,440
Education and training	68,890	-	898,584	-
Consumer advertising and marketing solutions	65,188	49,719	189,217	176,771
Total revenues	4,422,191	6,360,167	15,320,729	20,554,338

Costs and expenses:
Cost of revenues	658,297	745,159	2,193,224	2,433,550
Sales and marketing	2,275,585	3,064,454	8,114,908	10,314,145
General and administrative	3,236,848	3,010,862	11,322,513	8,928,493
Litigation settlement	155,216	-	155,216	500,000
Goodwill impairment charge	-	-	9,920,305	-
Depreciation and amortization	806,898	819,894	2,443,511	2,498,136
Total costs and expenses	7,132,844	7,640,369	34,149,677	24,674,324

Loss from operations	(2,710,653)	(1,280,202)	(18,828,948)	(4,119,986)

Other (expense) income
Interest expense	-	(215,781)	(12,399)	(216,948)
Interest and other income	4,117	150	9,218	801
Other finance income	5,318	-	7,082	-
Other (expense) income, net	9,435	(215,631)	3,901	(216,147)

Change in fair value of warrant liability	-	(401,000)	-	(401,000)

Loss before income tax benefit	(2,701,218)	(1,896,833)	(18,825,047)	(4,737,133)
Income tax benefit	(213,133)	(623,699)	(1,160,437)	(1,218,092)
Net loss	(2,488,085)	(1,273,134)	(17,664,610)	(3,519,041)

Other comprehensive loss:
Foreign currency translation adjustment	(3,056)	-	(1,435)	-
Comprehensive loss	$(2,491,141)	$(1,273,134)	$(17,666,045)	$(3,519,041)

Net loss per common share, basic and diluted	$(0.63)	$(0.70)	$(4.52)	$(1.94)

Weighted average shares used in computing net loss per common share:
Basic and diluted	3,932,886	1,809,676	3,912,282	1,809,676

The following table provides a reconciliation of Adjusted EBITDA to Net Loss, the most directly comparable GAAP measure reported in our consolidated financial statements:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(in thousands)
Net loss	$(2,488)	$(1,273)	$(17,665)	$(3,519)
Stock-based compensation expense	146	118	731	218
Goodwill impairment charge	-	-	9,920	-
Litigation Settlement	155	-	155	500
Gain on lease cancellation	-	-	-	(424)
Depreciation and amortization	807	820	2,444	2,498
Change in fair value of Warrant Liability	-	401	-	401
Interest Expense	-	216	12	217
Interest and other income	(4)	-	(9)	(1)
Income tax benefit	(213)	(624)	(1,160)	(1,218)
Adjusted EBITDA	$(1,597)	$(342)	$(5,572)	$(1,328)

About Professional Diversity Network (PDN)

Professional Diversity Network, Inc. (PDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States and China including Noble Voice, a career placement and career counseling call center and National Association of Professional Women (NAPW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBT and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," “plan,” "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.ipdnusa.com. Please click on "Investor Relations."

CONTACT: Professional Diversity Network, Inc.

Jason Assad – Investor Relations
jwassad@prodivnet.com
678-570-6791

Jim Kirsch – Co Executive Chairman
jkirsch@prodivnet.com
312-614-9021